EXHIBIT 99.1


            BIGSTRING LAUNCHES EMAIL SERVICE FOR iPHONE & OTHER NEXT-
                          GENERATION WIRELESS DEVICES

         RED BANK, NJ, January 17 - A Beta version of a mobile email service that permits Apple's iPhone and other next-generation wireless device users to send self-destructing emails and pictures has been released by BigString Corporation (OTCBB: BSGC). BigString's mobile service will include its patent-pending technology for recallable and self-destructing email. The service will be available free for mobile browser-based users at http://mobile.bigstring.com.

         Darin Myman, President and CEO of BigString Corporation said, "The new generation of browser-based phones opens up a new, fast-growing market for BigString's email products. The addition of our mobile initiative for the iPhone and others is part of BigString's efforts to migrate our self-destructing technology to new market segments."

About BigString
---------------

         BigString Corporation, owner and operator of BigString.com, is a provider of social networking messaging applications and user-controllable email services. In addition to permitting users to send recallable, erasable, self-destructing messages and video, BigString's patent-pending technology allows emails and pictures to be rendered non-forwardable, non-printable and non-savable before or after the recipients read them, no matter what email service provider is used.

Forward-Looking Statements
--------------------------

         Statements about the future expectations of BigString Corporation, and all other statements in this press release other than historical facts, are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. BigString Corporation intends that such forward-looking statements shall be subject to the safe harbors created thereby. Since these statements involve certain risks and uncertainties and are subject to change at any time, BigString Corporation's actual results could differ materially from expected results.

CONTACT: Darin Myman, BigString Corporation, 732-741-2840, darin@bigstring.com Howard Greene, Greene Inc., 516-825-0400, greenepr@bigstring.com or greenepr@aol.com